Exhibit 5.1

Hogan Lovells Cadwalader US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T: +1 202 637 5600 F: +1 202 637 5910 www.hlc.com

September 10, 2026

Board of Trustees

Public Storage

Public Storage Operating Company

2811 Internet Boulevard

Frisco, TX 75034

Board of Directors

PS Canada Finance ULC

2811 Internet Boulevard

Frisco, TX 75034

To the addressees referred to above:

We are acting as counsel to PS Canada Finance ULC, an Alberta unlimited liability corporation (the “Company”), Public Storage Operating Company, a Maryland real estate investment trust (“PSOC”), and Public Storage, a Maryland real estate investment trust (“PSA” and together with PSOC, the “Guarantors”), in connection with the issuance and sale of (i) C$400 million aggregate principal amount of the Company’s 4.540% Senior Notes due 2033 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Guarantors pursuant to the registration statement on Form S-3, as amended (File Nos. 333-283556, 333-283556-01 and 333-283556-02) (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the prospectus dated September 8, 2026 (the “Prospectus”), as supplemented by the supplement to the Prospectus dated September 9, 2026 (the “Prospectus Supplement”). The Notes are to be issued pursuant to an Indenture to be dated September 16, 2026 (the “Base Indenture”), as supplemented by the First Supplemental Indenture to be dated September 16, 2026 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each among the Company, the Guarantors, and Computershare Trust Company, N.A., as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells Cadwalader US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells Cadwalader” is an international legal practice that includes Hogan Lovells Cadwalader International LLP and Hogan Lovells Cadwalader US LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Charlotte Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. Associated Offices: Jakarta Shanghai FTZ. Business Services Centers: Johannesburg Louisville. For more information see www.hlc.com.

For purposes of this opinion letter, we have assumed that (i) each of the Company and the Trustee, upon execution of the Indenture, will have all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to its right to enforce the Indenture against the other parties thereto, (ii) each of the Company and the Trustee has authorized and will duly execute and deliver the Indenture, (iii) each of the Company and the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) upon its execution, the Indenture will constitute valid and binding obligations, enforceable against the Trustee in accordance with its terms, (v) there will be no, mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to, upon execution, the Indenture has complied and will comply with any requirements of good faith, fair dealing and conscionability and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in either case, define, supplement or qualify the terms of, upon its execution, the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) solely with respect to the Guarantors, Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, including applicable provisions of the Maryland General Corporation Law, as amended; and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein). Insofar as the opinions expressed herein relate to or are dependent upon matters governed by Canadian law, we have relied, without independent investigation, upon, and our opinions expressed herein are subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated as of the date hereof of Torys LLP, special counsel to the Company in Canada, filed as Exhibit 5.2 to the Current Report on Form 8-K on the date hereof relating to the offer and sale of the Notes.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes and the Guarantees have been duly authorized on behalf of the Guarantors and that, following (i) receipt by the Company of the consideration therefor specified in the Underwriting Agreement dated September 16, 2026 by and among the Company, the Guarantors and Scotia Capital Inc. and TD Securities Inc., as managers of the several underwriters named therein, and (ii) the due execution, authentication, issuance and delivery of the Notes and the Guarantees pursuant to the terms of the Indenture, and as contemplated by the Prospectus Supplement, the Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, respectively.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by PSA of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus Supplement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells Cadwalader LLP

HOGAN LOVELLS CADWALADER US LLP